UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2011

CLEAN DIESEL TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-33710	06-1393453
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4567 TELEPHONE ROAD, SUITE 206 VENTURA, CALIFORNIA	93003
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (805) 639-9458

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 14, 2011, we and certain of our subsidiaries entered into separate Sale and Security Agreements with Faunus Group International, Inc. (“FGI”) to provide for a $7.5 million secured demand credit facility backed by our receivables and inventory. We refer to this receivables/inventory borrowing as the FGI facility. The FGI facility has an initial two-year term and may be extended at our option for additional one-year terms. In addition to our company, the following subsidiaries entered into Sale and Security Agreements with FGI: Catalytic Solutions, Inc., Engine Control Systems Limited, Engine Control Systems Ltd. and Clean Diesel International, LLC (the “Credit Subsidiaries”). We and the Credit Subsidiaries also entered into guarantees to guarantee the performance of the others of their obligations under the Sale and Security Agreements. We also granted FGI a first lien collateral interest in substantially all of our assets. On February 16, 2011, approximately $2.1 million of proceeds from advances under this facility were used to pay in full the balance of our obligations under the Second Amended and Restated Loan Agreement dated as of June 27, 2008 with Fifth Third Bank.

Under the FGI facility, FGI can elect to purchase eligible accounts receivables from us and the Credit Subsidiaries at up to 80% of the value of such receivables (retaining a 20% reserve). At FGI’s election, FGI may advance us up to 80% of the value of any purchased accounts receivable, subject to the $7.5 million limit. Reserves retained by FGI on any purchased receivable are expected to be refunded to us net of interest and fees on advances once the receivables are collected from customers. We may also borrow up to $1 million against eligible inventory subject to the aggregate $7.5 million limit under the FGI facility and certain other conditions. The interest rate on advances or borrowings under the FGI facility will be the greater of (i) 7.50% per annum and (ii) 2.50% per annum above the Wall Street Journal “prime rate.” Any advances or borrowings under the FGI facility are due on demand. We also agreed to pay FGI collateral management fees of: 0.44% per month on the face amount of eligible receivables as to which advances have been made and 0.55% per month on borrowings against inventory, if any. At any time outstanding advances or borrowings under the FGI facility are less than $2.4 million, we agreed to pay FGI standby fees of (i) the interest rate on the difference between $2.4 million and the average outstanding amounts and (ii) 0.44% per month on 80% of the amount by which our advances or borrowings are less than the agreed $2.4 million minimum.

We paid FGI a one time facility fee of $75,000 upon entry into the FGI facility, and agreed that we will pay a $150,000 termination fee if we terminate within the first 360 days ($76,000 if we terminate in second 360 days). FGI may terminate the facility at any time.

The Sale and Security Agreements include customary representations and warranties and default provisions for transactions of this type. Included as an Exhibit to this Form 8-K is the Sale and Security Agreement entered into with Clean Diesel Technologies, Inc. The agreements entered into with the Credit Subsidiaries are on substantially similar terms, although the governing law and country-specific terms vary. In addition, the agreements with the Credit Subsidiaries do not contain the requirement that written permission from FGI is required in order for them to declare dividends or make distributions to share holders. This restriction only applies to Clean Diesel Technologies, Inc. Included as an Exhibit to this Form 8-K is the Guaranty entered into with Clean Diesel Technologies, Inc. and the U.S. Credit Subsidiaries. The Guaranty entered into with the Canadian Credit Subsidiaries is on substantially similar terms, although the governing law is Ontario.

We anticipate that our Sweden and UK subsidiaries will enter into substantially similar agreements in the near future.

The foregoing description of the material terms of the FGI facility is qualified in its entirety by reference to the full text of the material agreements governing the FGI facility, which are filed as Exhibits 10.1 and 10.2 to this current report on Form 8-K and are incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

10.1	Form of Agreement of Sale of Accounts and Security Agreement, dated February 14, 2011, between Faunus Group International, Inc. and Clean Diesel Technologies, Inc.

10.2	Form of Agreement of Guaranty, dated February 14, 2011, between Faunus Group International, Inc. and Clean Diesel Technologies, Inc., Clean Diesel International, LLC, Catalytic Solutions, Inc., Engine Control Systems, Ltd., Engine Control Systems Limited, Clean Diesel Technologies Limited, Engine Control Systems Europe AB, ECS Holdings, Inc., Catalytic Solutions Holdings, Inc. and CSI Aliso, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEAN DIESEL TECHNOLOGIES, INC.

February 16, 2011	By:	/s/ Nikhil A. Mehta
Name: Nikhil A. Mehta
Title: Chief Financial Officer and Treasurer